                                                                  EXHIBIT 99.1


                       [RYDER SCOTT COMPANY LETTERHEAD]





                               January 20, 1995





Apache Corporation
2000 Post Oak Blvd., Suite 100
Houston, Texas 77056-4400

Gentlemen:

     At your request, Ryder Scott Company Petroleum Engineers (Ryder Scott) has reviewed estimates of proved hydrocarbon liquid and gas reserves as of January 1, 1995 attributable to interests of Apache Corporation (Apache) in the base properties and Crystal Oil Company in certain wells or locations. In our opinion, the overall proved reserves for the reviewed properties as estimated by Apache are reasonable. The estimates of reserves reviewed by Ryder Scott were prepared by engineers and geologists on the staff of Apache. The wells or locations for which estimates of reserves were reviewed by Ryder Scott were selected by Apache who informed Ryder Scott that these selected reserves compromised approximately 77.5 percent of the total discounted future net income at 10 percent attributable to the total interests of Apache including the 1994 Exploration Management System (EMS) wells. The summary tables below present the estimated net remaining proved reserves as of January 1, 1995 prepared by the staff of Apache and reviewed by Ryder Scott for both the Total Company, including EMS wells, and for the EMS wells only. Hydrocarbon liquid volumes are expressed in standard 42 gallon barrels. All gas volumes are expressed in millions of cubic feet (MMCF) at the offical temperature and pressure bases of the areas where the gas reserves are located.




                                                      SEC CASE
                                       Estimated Net Remaining Proved Reserves
                                          Attributable to the Interests of
                                         Apache Corporation (Including EMS)
                                                As of January 1, 1995
                ----------------------------------------------------------------------------
                    Reviewed by Ryder Scott              Not Reviewed                    Total
                    -----------------------         ----------------------       ----------------------
                    Hydrocarbon       Sales         Hydrocarbon      Sales       Hydrocarbon      Sales
                     Liquids           Gas            Liquids         Gas         Liquids          Gas
                     MBarrels          MMCF           MBarrels        MMCF        MBarrels         MMCF
                    -----------       -----         -----------      -----       -----------      -----
Proved
  Reserves              69,038      730,131             25,123     260,133          94,161      990,264

Reserve**
  Adjustments                0            0                284      (5,976)            284       (5,976)
                       -------     --------            -------    --------         -------     --------

Total Proved
  Reserves              69,038      730,131             25,407     254,157          94,445      984,288



** Gas Balancing, NPI After Payout, and Premium Pricing.

Apache Corporation
January 20, 1995
Page 2



                                   SEC CASE
                   Estimated Net Remaining Proved Reserves
                       Attributable to the Interests of
           The Apache 1994 Exploration Management System Wells Only
                            As of January 1, 1995
           ---------------------------------------------------------


 Reviewed by Ryder Scott                 Not Reviewed                         Total
-------------------------          ------------------------          --------------------
Hydrocarbon      Sales              Hydrocarbon    Sales              Hydrocarbon    Sales
  Liquids         Gas                Liquids        Gas                Liquids        Gas
 MBarrels         MMCF               MBarrels       MMCF               MBarrels       MMCF
-----------     -------             -----------    -------             -----------  -------
   6,444        170,091                 0            0                   6,444      170,091


     The estimated quantities of reserves in this report are related to hydrocarbon prices. Apache has assured us that December 1994 hydrocarbon prices were used in the preparation of their projections as required by SEC guidelines; however, actual future prices may vary significantly from December 1994 prices. Therefore, quantities of reserves acutally recovered may differ significantly from the estimated quantities presented in this report.

REVIEW PROCEDURE AND OPINION

     In our opinion, Apache's estimates of future reserves for the wells and locations reviewed by Ryder Scott were prepared in accordance with generally accepted procedures for the estimation of future reserves. In general, we were in acceptable agreement on an overall company net equivalent barrel basis (at 6 MCF per barrel) with the estimates prepared by Apache's staff.

     Certain technical personnel of Apache are responsible for the preparation of reserve estimates on new properties and for the preparation of revised estimates, when necessary, on old properties. These personnel assembled the necessary data and maintained the data and work papers in an orderly manner. Ryder Scott consulted with these technical personnel and had access to their work papers and supporting data in the course of our review.

     In performing our review, we relied upon data furnished by Apache with respect to property interests owned, production and well tests from examined wells, geological maps, well logs, core analyses, and pressure measurements. These data were accepted as authentic and sufficient for determining the reserves unless, during the course of our examination, a matter of question came to our attention in which case the data were not accepted until all questions were satisfactorily resolved. Our review included such tests and procedures as we considered necessary under the circumstances to render the conclusions set forth herein.

RESERVE ESTIMATES

     In general, the reserves for the wells and locations reviewed by Ryder Scott were estimated by performance methods or the volumetric method; however, other methods were used in certain cases where characteristics of the data indicated such methods were more appropriate.

     The estimates of reserves by the performance method utilized extrapolations of various historical data in those cases where such data were definitive. Reserves were estimated by the volumetric method in those cases where there was inadequate historical data to establish a definitive trend or where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate and the volumetric data were adequate for a reasonable estimate.



                 RYDER SCOTT COMPANY     PETROLEUM ENGINEERS

Apache Corporation
January 20, 1995
Page 3


     The reserves presented herein are estimates only and should not be construed as being exact quantities. Moreover, estimates of reserves may increase or decrease as a result of future operations.

     The proved reserves, which are attributable to the wells and locations reviewed by Ryder Scott, conform to the definition as set forth in the Securities and Exchange Commission's Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting Bulletins and are based on the following definition and criteria:

          Proved reserves of crude oil, condensate, natural gas, and natural gas liquids are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing conditions. Reservoirs are considered proved if economic producibility is supported by actual production or formation tests. In certain instances, proved reserves are assigned on the basis of a combination of core analysis and electrical and other type logs which indicate the reservoirs are analogous to reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test. The area of a reservoir considered proved includes (1) that portion delineated by drilling and defined by fluid contacts, if any, and
    (2) the adjoining portions not yet drilled that can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Proved reserves are estimates of hydrocarbons to be recovered from a given date forward. They may be revised as hydrocarbons are produced and additional data become available. Proved natural gas reserves are comprised of non-associated, associated, and dissolved gas. An appropriate reduction in gas reserves has been made for the expected removal of natural gas liquids, for lease and plant fuel and the exclusion of non-hydrocarbon gases if they occur in significant quantities and are removed prior to sale. Reserves that can be produced economically through the application of improved recovery techniques are included in the proved classification when these qualifications are met: (1) successful testing by a pilot project or the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based, and (2) it is reasonably certain the project will proceed. Improved recovery includes all methods for supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, including (1) pressure maintenance, (2) cycling, and (3) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids. Estimates of proved reserves do not include crude oil, natural gas, or natural gas liquids being held in underground storage.

GENERAL

     In general, the estimates of reserves for the wells and locations reviewed by Ryder Scott are based on data available through September 1994.

     Gas imbalances, if any, were not taken into account in the gas reserve estimates reviewed by Ryder Scott.

     Neither we nor any or our employees have any interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.




                 RYDER SCOTT COMPANY     PETROLEUM ENGINEERS

Apache Corporation
January 20, 1995
Page 4


     This report was prepared for the exclusive use of Apache. The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.


                                       Very truly yours,

                                       RYDER SCOTT COMPANY
                                       PETROLEUM ENGINEERS



                                       /s/ DON P. ROESLE
                                       Don P. Roesle, P.E.
                                       Group Vice President

DPR/sw





                   RYDER SCOTT COMPANY  PETROLEUM ENGINEERS

[RYDER SCOTT COMPANY PETROLEUM ENGINEERS LETTERHEAD]


                               January 23, 1995



Apache Corporation
2000 Post Oak Blvd., Suite 100
Houston, Texas 77056-4400

Gentlemen:

         At your request, Ryder Scott Company Petroleum Engineers (Ryder Scott) has reviewed estimates of proved hydrocarbon liquid and gas reserves prepared by Apache Corporation (Apache) as of January 1, 1995 attributable to interests of Apache Oil Australia PTY Ltd. (Apache Oil) and Hadson Energy Limited (Hadson Limited) in certain wells. In our opinion, the overall proved reserves for the reviewed properties as estimated by Apache are reasonable. The estimates of reserves reviewed by Ryder Scott were prepared by engineers and geologists on the staff of Apache. Apache has informed Ryder Scott that the estimates of reserves reviewed by Ryder Scott represent 100 percent of the total discounted future net income at 10 percent attributable to the interests of Apache Oil and Hadson Limited. The summary tables below present the estimated net remaining proved reserves as of January 1, 1995 prepared by the staff of Apache and reviewed by Ryder Scott. Hydrocarbon liquid volumes are expressed in standard 42 gallon barrels.

                                   SEC CASE
                   Estimated Net Remaining Proved Reserves
                       Attributable to the Interests of
           Apache Oil Australia PTY Ltd. And Hadson Energy Limited
                            As of January 1, 1995
           -------------------------------------------------------

                                          Reviewed by Ryder Scott
                                          -----------------------
                                          Hydrocarbon      Sales
                                            Liquids         Gas
                                            Barrels         MMCF
                                          -----------      ------
           Total Proved Reserves           5,463,093       31,971

         The estimated quantities of reserves in this report are related to hydrocarbon prices. Apache has assured us that December 1994 hydrocarbon prices were used in the preparation of their projections as required by SEC guidelines; however, actual future prices may vary significantly from December 1994 prices. Therefore, quantities of reserves actually recovered may differ significantly from the estimated quantities presented in this report.

Review Procedure and Opinion

         In our opinion, Apache's estimates of future reserves for the wells reviewed by Ryder Scott were prepared in accordance with generally accepted procedures for the estimation of future reserves. In general, we were in acceptable agreement on an overall company basis with the estimates prepared by Apache's staff.

         Certain technical personnel of Apache are responsible for the preparation of reserve estimates on new properties and for the preparation of revised estimates, when necessary, on old

Apache Corporation
January 23, 1995
Page 2

properties. These personnel assembled the necessary data and maintained the data and work papers in an orderly manner. Ryder Scott consulted with these technical personnel and had access to their work papers and supporting data in the course of our review.

        In performing our review, we relied upon data furnished by Apache with respect to property interests owned, production and well tests from examined wells, geological maps, well logs, core analyses, and pressure measurements. These data were accepted as authentic and sufficient for determining the reserves unless, during the course of our examination, a matter of question came to our attention in which case the data were not accepted until all questions were satisfactorily resolved. Our review included such tests and procedures as we considered necessary under the circumstances to render the conclusions set forth herein.


RESERVE ESTIMATES

        In general, the reserves for the wells and locations reviewed by Ryder Scott were estimated by performance methods or the volumetric method; however, other methods were used in certain cases where characteristics of the data indicated such methods were more appropriate.

        The estimates of reserves by the performance method utilized extrapolations of various historical data in those cases where such data were definitive. Reserves were estimated by the volumetric method in those cases where there was inadequate historical data to establish a definitive trend or where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate and the volumetric data were adequate for a reasonable estimate.

        The reserves presented herein are estimates only and should not be construed as being exact quantities. Moreover, estimates of reserves may increase or decrease as a result of future operations.

        The proved reserves, which are attributable to the wells and locations reviewed by Ryder Scott, conform to the definition as set forth in the Securities and Exchange Commission's Regulation S-X Part 210.4-10(a) as clarified by subsequent Commission Staff Accounting Bulletins and are based on the following definition and criteria:

        Proved reserves of crude oil, condensate, natural gas, and natural gas liquids are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing conditions. Reservoirs are considered proved if economic producibility is supported by actual production or formation tests. In certain instances, proved reserves are assigned on the basis of a combination of core analysis and electrical and other type logs which indicate the reservoirs are analogous to reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test. The area of a reservoir considered proved includes (1) that portion delineated by drilling and defined by fluid contacts, if any, and (2) the adjoining portions not yet drilled that can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Proved reserves are estimates of hydrocarbons to be recovered from a given date forward. They may be revised as hydrocarbons are produced and additional data become available. Proved natural gas reserves are comprised of non-associated, associated, and dissolved gas. An appropriate reduction in gas reserves has been made for the expected removal of natural gas liquids, for lease and plant fuel and the exclusion of non-hydrocarbon gases if they occur in significant quantities and are removed prior to sale. Reserves that can

Apache Corporation
January 23, 1995
Page 3


     be produced economically through the application of improved recovery techniques are included in the proved classification when these qualifications are met: (1) successful testing by a pilot project or the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based, and
     (2) it is reasonably certain the project will proceed. Improved recovery includes all methods for supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, including (1) pressure maintenance, (2) cycling, and (3) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids. Estimates of proved reserves do not include crude oil, natural gas, or natural gas liquids being held in underground storage.

General
-------

     In general, the estimates of reserves for the wells and locations reviewed by Ryder Scott are based on data available through October 1994.

     Neither we nor any of our employees have any interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

     This report was prepared for the exclusive use of Apache. The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.


                                        Very truly yours,


                                        RYDER SCOTT COMPANY
                                        PETROLEUM ENGINEERS


                                        /s/  DON P. ROESLE

                                        Don P. Roesle, P.E.
                                        Group Vice President

DPR/sw